Exhibit 99.1

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES THIRD QUARTER RESULTS

Fort Lauderdale, Florida

October 21, 2009

FOR IMMEDIATE RELEASE — SEACOR Holdings Inc. (NYSE:CKH) today announced its results for the third quarter of 2009. Net income attributable to SEACOR Holdings Inc. for the quarter ended September 30, 2009 was $26.3 million, or $1.23 per diluted share, on operating revenues of $446.1 million. For the nine months ended September 30, 2009, net income attributable to SEACOR Holdings Inc. was $121.6 million, or $5.53 per diluted share, on operating revenues of $1,234.8 million.

For the quarter ended September 30, 2008, net income attributable to SEACOR Holdings Inc. was $74.3 million, or $3.20 per diluted share, on operating revenues of $437.6 million. For the nine months ended September 30, 2008, net income attributable to SEACOR Holdings Inc. was $148.1 million, or $6.19 per diluted share, on operating revenues of $1,201.0 million. See explanation below on the retrospective application of ASC 470-20.

For the preceding quarter ended June 30, 2009, net income attributable to SEACOR Holdings Inc. was $42.3 million, or $1.91 per diluted share, on operating revenues of $389.2 million. Comparison of results for the quarter ended September 30, 2009 with the preceding quarter ended June 30, 2009 is included in the discussion below.

Highlights for the Quarter

Offshore Marine Services – Operating income in the third quarter was $30.0 million on operating revenues of $129.8 million compared with operating income of $40.5 million on operating revenues of $146.5 million in the preceding quarter. Third quarter results included $3.9 million in gains on asset dispositions compared with $0.4 million in gains in the preceding quarter. Excluding the impact of gains on asset dispositions, operating income was $14.0 million lower in the third quarter.

Overall operating revenues were $16.6 million lower in the third quarter reflecting continuing soft market conditions, particularly in the U.S. Gulf of Mexico where the Company had 26 vessels cold-stacked as of September 30, 2009. As of September 30, 2009, $12.6 million of vessel charter hire billed to three customers has been deferred due to uncertainty of collection. The Company’s policy is to recognize the deferred amounts as operating revenues if and when collection is reasonably assured. Overall operating expenses were $4.6 million lower in the third quarter primarily due to decreased repair and maintenance costs and reductions in operating expenses due to the effect of cold-stacking vessels, partially offset by higher mobilization costs. Administrative and general expenses increased primarily due to higher legal, audit and professional fees.

The number of days available for charter in the third quarter decreased by 311, or 2.2%. Overall utilization decreased from 75.0% to 67.4% and overall average day rates, based on time charter revenues recognized, decreased by 1.3% from $12,030 per day to $11,880 per day.

Marine Transportation Services – Operating income in the third quarter was $1.4 million on operating revenues of $21.7 million compared with operating income of $3.4 million on operating revenues of $24.1 million in the preceding quarter.

The decrease in operating income was primarily due to the temporary lay-up of the Seabulk Trader for 53 days during the third quarter and lower utilization and higher repair and maintenance costs for the Seabulk America, which operated in the spot market. Operating income was higher for the Seabulk Challenge, due to higher utilization and lower drydocking costs.

Inland River Services – Operating income in the third quarter was $7.8 million on operating revenues of $34.3 million compared with operating income of $5.7 million on operating revenues of $30.2 million in the preceding quarter. Third quarter results included $0.8 million in gains on asset dispositions compared with $0.4 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income was $1.6 million higher in the third quarter primarily due to higher freight rates and increased activity on the lower Mississippi River in support of the beginning of the harvest season.

Aviation Services – Operating income in the third quarter was $10.3 million on operating revenues of $64.3 million compared with operating income of $4.6 million on operating revenues of $57.7 million in the preceding quarter. Third quarter results include $1.1 million in net gains on asset dispositions and impairments compared with net losses on asset dispositions and impairments of $1.1 million in the preceding quarter.

Excluding the impact of asset dispositions and impairments, operating income was $3.6 million higher in the third quarter. The improvement was primarily due to newly delivered aircraft placed on international leases, additional contracts in the U.S. Gulf of Mexico and Alaska as well as seasonal flightseeing and firefighting activity. Depreciation expense increased as new assets were placed in service.

Environmental Services – Operating income in the third quarter was $2.7 million on operating revenues of $33.8 million compared with operating income of $1.8 million on operating revenues of $33.2 million in the preceding quarter. The improvement in operating income was primarily due to an increase in retainer and standby services and higher margins on project activities.

Commodity Trading – Commodity Trading reported an operating loss in the third quarter of $3.8 million on operating revenues of $150.9 million compared with operating income of $3.2 million on operating revenues of $85.9 million in the preceding quarter. Derivative gains were $1.7 million in the third quarter compared with gains of $0.6 million in the preceding quarter. Overall losses in the third quarter, including the impact of derivative transactions, were primarily attributable to provisions for doubtful accounts.

Harbor and Offshore Towing Services – Operating income in the third quarter was $2.0 million on operating revenues of $15.6 million compared with operating income of $3.2 million on operating revenues of $16.2 million in the preceding quarter. The reduction in operating income was primarily due to fewer harbor jobs and higher drydocking and mobilization expenditures.

Debt Extinguishment – During the third quarter, the Company recorded gains of $2.8 million on the purchase of $17.4 million in principal amount of its 5.875% Senior Notes and the call of $81.7 million in principal amount of its 9.5% Senior Notes. The gains in the third quarter were primarily the result of calling the Company’s 9.5% Senior Notes.

Marketable Securities– Marketable security gains were $6.9 million in the third quarter compared with gains of $11.8 million in the preceding quarter.

Derivatives – Derivative gains were $2.3 million in the third quarter compared with gains of $3.8 million in the preceding quarter.

Foreign Currencies – Foreign currency losses were $0.9 million in the third quarter compared with gains of $6.8 million in the preceding quarter. The gains in the preceding quarter were primarily due to a weakening of the U.S. dollar against foreign currencies underlying certain of the Company’s cash positions and intercompany notes receivable.

Debt Issuance – During the third quarter, the Company issued $250.0 million of 7.375% Senior Notes due 2019 and drew $33.5 million on its revolving credit facility. On October 2, 2009, the Company repaid $33.5 million on its revolving credit facility.

Capital Commitments – The Company’s unfunded capital commitments as of September 30, 2009 consisted primarily of offshore marine vessels, helicopters, inland river dry cargo barges and an inland river towboat and totaled $123.1 million, of which $53.1 million is payable during 2009 and the balance payable through 2011. Of the total unfunded capital commitments, $20.7 million may be terminated without further liability other than the payment of liquidated damages of $3.0 million in the aggregate. As of September 30, 2009, the Company held balances of cash, cash equivalents, restricted cash, marketable securities, construction reserve funds and title XI reserve funds totaling $993.2 million.

ASC 470-20 – Effective January 1, 2009, the Company adopted Accounting Standards Codification (“ASC”) 470-20, Debt with Conversion and Other Options, which includes the rules formerly referred to as Financial Accounting Standards Board Staff Position, Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). ASC 470-20 requires issuers of convertible debt to account separately for the liability and equity components in a manner that reflects the issuers’ non-convertible debt borrowing rate. The resulting debt discount is amortized over the period the debt is expected to be outstanding as additional non-cash interest expense. Upon adopting ASC 470-20, the Company recorded the impact on a retrospective basis for all relevant periods and adjusted previously reported equity as of December 31, 2008 by increasing additional paid-in capital $33.9 million and reducing retained earnings $18.9 million. Previously reported diluted earnings per common share remained unchanged.

* * * * *

SEACOR Holdings is a global provider of equipment and services primarily supporting the offshore oil and gas and marine transportation industries. SEACOR offers customers a diversified suite of services including offshore marine, marine transportation, inland river, aviation, environmental, commodity trading and offshore and harbor towing. SEACOR is focused on providing highly responsive local service combined with the highest safety standards, innovative technology, modern, efficient equipment and dedicated, professional employees.

This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the unprecedented decline in valuations in the global financial markets and illiquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, loss of U.S. coastwise endorsement for the Seabulk Trader and Seabulk Challenge, retrofitted double-hull tankers, if the Company is unsuccessful in litigation instructing the U.S. Coast Guard to revoke their coastwise charters, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services, Marine Transportation Services and Aviation Services, decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations, the dependence of Offshore Marine Services, Marine Transportation Services and Aviation Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels and aircraft, industry fleet capacity, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, increased competition if the Jones Act is repealed, operational risks of Offshore Marine Services, Marine Transportation Services, Harbor and Offshore Towing Services and Aviation Services, effects of adverse weather conditions and seasonality, future phase-out of Marine Transportation Services' double-bottom tanker, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and Environmental Services' ability to comply with such regulation and other governmental regulation, changes in National Response Corporations' Oil Spill Removal Organization classification, liability in connection with providing spill response services, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors in Inland River Services' operations, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the following should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 on the Company's Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which are incorporated by reference.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating Revenues	$ 446,079	$437,608	$ 1,234,828	$ 1,201,030

Costs and Expenses:
Operating	327,602	269,874	832,145	779,218
Administrative and general	41,926	41,487	120,666	125,587
Depreciation and amortization	40,272	39,598	119,364	115,126
	409,800	350,959	1,072,175	1,019,931

Gains on Asset Dispositions and Impairments, Net	5,783	20,074	22,528	51,254

Operating Income	42,062	106,723	185,181	232,353

Other Income (Expense):
Interest income	789	4,329	2,410	17,178
Interest expense	(14,267)	(16,409)	(42,679)	(44,525)
Debt extinguishment gains (losses), net	2,787	—	4,072	(1)
Marketable security gains, net	6,948	35,950	14,796	30,649
Derivative gains (losses), net	2,328	(8,430)	9,704	(9,076)
Foreign currency gains (losses), net	(939)	(6,683)	6,566	(3,469)
Other, net	(57)	(89)	132	237
	(2,411)	8,668	(4,999)	(9,007)
Income Before Income Tax Expense and Equity In Earnings of 50% or Less Owned Companies	39,651	115,391	180,182	223,346
Income Tax Expense	15,751	42,849	66,866	82,572
Income Before Equity in Earnings of 50% or Less Owned Companies	23,900	72,542	113,316	140,774
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,340	2,160	9,358	8,054
Net Income	26,240	74,702	122,674	148,828
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	(42)	363	1,090	756
Net Income attributable to SEACOR Holdings Inc.	$ 26,282	$ 74,339	$ 121,584	$ 148,072

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$ 1.32	$3.68	$ 6.13	$ 6.95

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$ 1.23	$3.20	$ 5.53	$ 6.19

Weighted Average Common Shares Outstanding:
Basic	19,867,226	20,183,310	19,824,913	21,292,625
Diluted	23,458,195	23,999,260	23,374,644	25,121,290

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, unaudited)

	Three Months Ended
	Sep. 30, 2009	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008

Operating Revenues	$ 446,079	$ 389,233	$399,516	$ 454,926	$437,608

Costs and Expenses:
Operating	327,602	256,131	248,412	291,898	269,874
Administrative and general	41,926	40,058	38,682	49,291	41,487
Depreciation and amortization	40,272	39,828	39,264	41,300	39,598
	409,800	336,017	326,358	382,489	350,959

Gains (Losses) on Asset Dispositions and Impairments, Net	5,783	(15)	16,760	37,899	20,074

Operating Income	42,062	53,201	89,918	110,336	106,723

Other Income (Expense):
Interest income	789	578	1,043	2,610	4,329
Interest expense	(14,267)	(14,075)	(14,337)	(15,291)	(16,409)
Debt extinguishment gains (losses), net	2,787	(78)	1,363	6,266	—
Marketable security gains (losses), net	6,948	11,829	(3,981)	(544)	35,950
Derivative gains (losses), net	2,328	3,765	3,611	(4,512)	(8,430)
Foreign currency gains (losses), net	(939)	6,847	658	(4,368)	(6,683)
Other, net	(57)	(1)	190	83	(89)
	(2,411)	8,865	(11,453)	(15,756)	8,668
Income Before Income Tax Expense and Equity In Earnings of 50% or Less Owned Companies	39,651	62,066	78,465	94,580	115,391
Income Tax Expense	15,751	22,916	28,199	28,000	42,849
Income Before Equity in Earnings of 50% or Less Owned Companies	23,900	39,150	50,266	66,580	72,542
Equity in Earnings of 50% or Less Owned Companies, Net of Tax	2,340	3,491	3,527	4,015	2,160
Net Income	26,420	42,641	53,793	70,595	74,702
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	(42)	333	799	124	363
Net Income attributable to SEACOR Holdings Inc.	$26,282	$42,308	$ 52,994	$ 70,471	$ 74,339

Basic Earnings Per Common Share of SEACOR Holdings Inc.	$ 1.32	$ 2.13	$2.68	$3.58	$ 3.68

Diluted Earnings Per Common Share of SEACOR Holdings Inc.	$ 1.23	$ 1.91	$2.36	$3.11	$ 3.20

Weighted Average Common Shares of Outstanding:
Basic	19,867	19,845	19,762	19,704	20,183
Diluted	23,458	23,528	23,507	23,471	23,999
Common Shares Outstanding at Period End	20,230	20,201	20,191	20,018	19,976

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS

(in thousands, unaudited)

	Three Months Ended
	Sep. 30, 2009	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008

Offshore Marine Services
Operating Revenues	$ 129,839	$ 146,466	$ 164,783	$ 185,956	$ 196,911
Costs and Expenses:
Operating	76,982	81,609	78,839	93,443	97,790
Administrative and general	13,128	10,935	10,198	15,344	14,473
Depreciation and amortization	13,608	13,802	13,689	14,146	13,689
	103,718	106,346	102,726	122,933	125,952

Gains on Asset Dispositions and Impairments, Net	3,852	361	14,446	34,200	13,516
Operating Income	$29,973	$40,481	$76,503	$97,223	$84,475

Marine Transportation Services
Operating Revenues	$21,737	$24,095	$26,537	$28,776	$27,535
Costs and Expenses:
Operating	11,420	11,792	16,771	16,874	22,391
Administrative and general	953	942	1,184	1,771	1,486
Depreciation and amortization	8,003	7,999	7,999	7,997	7,997
	20,376	20,733	25,954	26,642	31,874
Operating Income (Loss)	$ 1,361	$ 3,362	$ 583	$ 2,134	$(4,339)

Inland River Services
Operating Revenues	$34,314	$30,163	$37,014	$44,038	$36,517
Costs and Expenses:
Operating	20,144	17,839	19,409	21,304	23,079
Administrative and general	2,443	2,048	2,136	2,048	1,800
Depreciation and amortization	4,785	4,950	4,866	4,440	4,146
	27,372	24,837	26,411	27,792	29,025

Gains on Asset Dispositions	813	396	2,261	4,138	4,073
Operating Income	$ 7,755	$ 5,722	$12,864	$20,384	$11,565

Aviation Services
Operating Revenues	$64,259	$57,700	$59,385	$57,557	$73,483
Costs and Expenses:
Operating	39,659	37,312	40,317	44,931	49,991
Administrative and general	5,624	5,649	4,151	5,432	5,174
Depreciation and amortization	9,706	9,070	8,706	10,379	9,571
	54,989	52,031	53,174	60,742	64,736

Gains (Losses) on Asset Dispositions and Impairments, Net	1,062	(1,104)	45	(26)	1,307
Operating Income (Loss)	$10,332	$ 4,565	$ 6,256	$ (3,211)	$10,054

Environmental Services
Operating Revenues	$33,827	$33,175	$34,234	$45,360	$42,177
Costs and Expenses:
Operating	23,206	23,656	24,077	30,253	29,904
Administrative and general	6,090	5,966	7,241	7,471	5,924
Depreciation and amortization	1,846	1,739	1,754	2,161	2,033
	31,142	31,361	33,072	39,885	37,861

Gains (Losses) on Asset Dispositions	(1)	4	8	5	—
Operating Income	$ 2,684	$ 1,818	$ 1,170	$ 5,480	$ 4,316

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS (continued)

(in thousands, unaudited)

	Three Months Ended
	Sep 30, 2009	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep 30, 2008

Commodity Trading
Operating Revenues	$ 150,866	$85,852	$64,503	$ 79,881	$ 44,290
Costs and Expenses:
Operating	150,983	79,165	61,871	78,425	37,746
Administrative and general	3,705	3,468	1,839	5,231	1,358
Depreciation and amortization	7	2	—	—	—
	154,695	82,635	63,710	83,656	39,104
Operating Income (Loss)	$ (3,829)	$ 3,217	$ 793	$(3,775)	$ 5,186

Harbor and Offshore Towing Services
Operating Revenues	$15,574	$16,241	$16,346	$16,792	$ 19,529
Costs and Expenses:
Operating	9,544	9,214	10,704	9,812	11,941
Administrative and general	2,035	2,228	2,020	2,654	2,571
Depreciation and amortization	2,049	1,973	1,952	1,940	1,884
	13,628	13,415	14,676	14,406	16,396

Gains (Losses) on Asset Dispositions	58	330	—	(5)	—
Operating Income	$ 2,004	$ 3,156	$ 1,670	$ 2,381	$ 3,133

Other
Operating Revenues	$ —	$ —	$ —	$ —	$270
Costs and Expenses:
Operating	—	—	—	—	—
Administrative and general	343	379	206	122	117
Depreciation and amortization	—	—	—	—	3
	343	379	206	122	120

Gains (Losses) on Asset Dispositions	—	—	—	(16)	1,178
Operating Income (Loss)	$ (343)	$ (379)	$ (206)	$ (138)	$ 1,328

Corporate and Eliminations
Operating Revenues	$ (4,337)	$ (4,459)	$ (3,286)	$ (3,434)	$(3,104)
Costs and Expenses:
Operating	(4,336)	(4,456)	(3,576)	(3,144)	(2,968)
Administrative and general	7,605	8,443	9,707	9,218	8,584
Depreciation and amortization	268	293	298	237	275
	3,537	4,280	6,429	6,311	5,891

Losses on Asset Dispositions and Impairments, Net	(1)	(2)	—	(397)	—
Operating Loss	$ (7,875)	$ (8,741)	$ (9,715)	$ (10,142)	$(8,995)

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	Sep. 30, 2009	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$ 620,045	$ 415,626	$ 376,720	$ 275,442	$326,143
Restricted cash	29,353	20,838	23,984	20,787	23,659
Marketable securities	52,897	47,305	50,785	53,817	72,862
Receivables:
Trade, net of allowance for doubtful accounts	266,537	251,111	262,170	277,350	294,330
Other	74,378	60,373	41,515	40,141	57,892
Inventories	52,502	68,082	62,065	66,278	50,234
Deferred income taxes	5,164	5,164	5,164	5,164	9,929
Prepaid expenses and other	21,121	14,734	11,286	10,499	8,943
Total current assets	1,121,997	883,233	833,689	749,478	843,992
Property and Equipment	2,794,067	2,801,446	2,761,837	2,741,322	2,706,500
Accumulated depreciation	(718,749)	(692,084)	(649,971)	(601,806)	(596,017)
Net property and equipment	2,075,318	2,109,362	2,111,866	2,139,516	2,110,483
Investments, at Equity, and Receivables from 50% or Less Owned Companies	166,878	150,862	158,066	150,062	143,190
Construction Reserve Funds & Title XI Reserve Funds	290,871	265,586	297,681	305,757	265,586
Goodwill	53,990	53,581	52,919	51,496	61,401
Intangible Assets	24,762	26,018	27,230	28,478	29,707
Other Assets, net of allowance for doubtful accounts	49,920	48,053	36,086	34,867	30,606
	$ 3,783,736	$ 3,536,695	$ 3,517,537	$ 3,459,654	$ 3,484,965

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$23,765	$11,834	$12,301	$ 33,671	$10,301
Current portion of capital lease obligations	951	921	921	907	15,074
Accounts payable and accrued expenses	105,981	93,908	104,023	102,798	105,496
Other current liabilities	156,800	157,030	145,421	139,425	226,395
Total current liabilities	287,497	263,693	262,666	276,801	357,266
Long-Term Debt	1,027,496	861,096	910,156	895,689	904,072
Capital Lease Obligations	6,895	7,178	7,426	7,685	7,940
Deferred Income Taxes	565,321	543,075	530,825	515,455	520,871
Deferred Gains and Other Liabilities	122,041	111,939	111,714	121,796	126,281
Total liabilities	2,009,250	1,786,981	1,822,787	1,817,426	1,916,430
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	326	326	325	324	323
Additional paid-in capital	966,895	962,990	959,092	956,457	951,109
Retained earnings	1,524,355	1,498,073	1,455,765	1,402,771	1,332,300
Shares held in treasury, at cost	(722,569)	(723,650)	(723,154)	(724,357)	(724,165)
Accumulated other comprehensive income (loss)	(3,577)	2,318	(5,614)	(5,045)	(2,977)
	1,765,430	1,740,057	1,686,414	1,630,150	1,556,590
Noncontrolling interests in subsidiaries	9,056	9,657	8,336	12,078	11,945
Total equity	1,774,486	1,749,714	1,694,750	1,642,228	1,568,535
	$ 3,783,736	$ 3,536,695	$ 3,517,537	$ 3,459,654	$3,484,965

SEACOR HOLDINGS INC.

EQUIPMENT BY LINE OF BUSINESS

	Sep. 30, 2009	Jun. 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008

Offshore Marine Services
Anchor handling towing supply	21	21	21	20	20
Crew	68	68	71	75	77
Mini-supply	11	12	15	16	19
Standby safety	24	24	28	29	29
Supply	27	28	28	27	27
Towing supply	13	13	13	14	15
Specialty	9	9	9	9	10
	173	175	185	190	197

Marine Transportation Services
U.S.-flag product tankers	8	8	8	8	8

Inland River Services
Inland river dry cargo barges-open	303	333	333	345	338
Inland river dry cargo barges-covered	1,082	626	629	632	637
Inland river liquid tank barges	87	87	87	86	75
Inland river deck barges	26	26	26	26	26
Inland river towboats	28	23	23	22	21
Dry-cargo vessel	1	1	1	—	—
	1,527	1,096	1,099	1,111	1,097

Aviation Services
Light helicopters – single engine	60	60	64	63	62
Light helicopters – twin engine	50	50	55	55	53
Medium helicopters	58	61	63	62	58
Heavy helicopters	9	8	6	7	6
	177	179	188	187	179

Harbor and Offshore Towing Services
Harbor and offshore tugs	31	33	35	35	35
Ocean liquid tank barges	6	3	3	3	3
	37	36	38	38	38